Exhibit 99.1

For Immediate Release	Media Contact:	Investor Contact:
April 22, 2009	Erin Emlock	Patrick Flanigan
	(617) 768-6923	(617) 768-6563

Genzyme Reports Solid Financial Results for the First Quarter of 2009

Reiterates Outlook for the Year

CAMBRIDGE, Mass. – Genzyme Corp. (NASDAQ: GENZ) today reported that first-quarter revenue rose to $1.15 billion, compared with $1.10 billion in the same period a year ago, an increase of 4 percent.  Including the $66 million impact of unfavorable currency exchange rates, revenue grew 10 percent in the first quarter.

GAAP net income rose 35 percent to $195.5 million, or $0.70 per diluted share, compared with $145.3 million, or $0.52 per diluted share, in the first quarter of 2008.  Non-GAAP net income grew 10 percent to $288.1 million, or $1.04 per diluted share, compared with $260.9 million, or $0.95 per diluted share, in the same period last year.

Genzyme generated approximately $350 million in cash predominantly from operations during the first quarter.  The company used $162 million for continued investments in manufacturing infrastructure, $107 million to repurchase 2 million shares as part of a stock buyback program, and $23 million to acquire intellectual property and common stock from Exact Sciences Corp.

Based on the expected growth rates of the company’s businesses and the anticipated impact of several key growth drivers, Genzyme reaffirmed its revenue and earnings guidance for 2009.  The company expects 2009 revenue of $5.15 — $5.35 billion and non-GAAP earnings per share of $4.58.

“We came through the first quarter well despite the weak economy and unfavorable exchange rates, and we are on track to meet our financial objectives this year,” said Henri A. Termeer, Genzyme’s chairman and chief executive officer.  “Our broad geographic and product diversification, as well as the clinical value of our products, position us to manage through this period and continue to grow.  We will see further progress and results over the coming months from our R&D investment in late-stage programs.”

Genzyme expects a number of catalysts to help drive growth during 2009, including the impact of revenue from two oncology products the company is acquiring from Bayer HealthCare and additional revenue from Campath® (alemtuzumab) as a result of that agreement; the reacceleration of Myozyme® (alglucosidase alfa) sales in Europe; the U.S. approval of alglucosidase alfa; and the ongoing launches of Mozobil® (plerixafor injection), Synvisc-One™ (hylan G-F 20) and Renvela® (sevelamer carbonate).

First Quarter Results

Within the Genetic Disease segment, Myozyme revenue was $67.4 million, compared with $67.3 million in the same period last year.  Revenue reflects the company’s inability to sell the product for use by late-onset Pompe patients in the United States, and a global supply management program under which adults with Pompe disease temporarily missed doses in order to preserve constrained supply for infants and children.

In February, Genzyme received European Commission approval of Myozyme produced at the 4000 L scale, which is enabling patients to resume regular infusion schedules.  With the new supply in place, Genzyme has also resumed promotion of the product in European countries.  During the second half of this year, the company will begin preparations to add a third 4000 L bioreactor to its Belgium facility to support Myozyme’s growth over the longer-term.  It is anticipated this bioreactor would be approved for commercial production in mid-2011.

In the United States, Genzyme remains on-track to submit an sBLA for the 4000 L product this quarter based on its comparability to the approved 160 L product, and the company has a meeting scheduled with the FDA to discuss this filing before it is submitted.

Genzyme has completed all the measures required to respond to the FDA warning letter regarding the company’s Allston manufacturing facility, aside from one additional filling study for Aldurazyme® (laronidase).  Genzyme is now awaiting the FDA re-inspection of the plant.

Genzyme is also in regular communication with the agency regarding the complete response letter for Lumizyme™ (alglucosidase alfa).  The company has received final comments from the agency regarding the Risk Evaluation and Mitigation Strategy for the product, the verification study, and the label.  Once the FDA inspection of the Allston facility is completed and Genzyme’s corrective actions are deemed adequate, the agency will formally review the company’s submission addressing all the items in the complete response letter.  Genzyme anticipates approval late in the second quarter or in the third quarter.

Also in the Genetic Disease segment, Fabrazyme® (agalsidase beta) revenue was $122.2 million, up 5 percent from revenue of $116.5 million during the first quarter of 2008.

Cerezyme® (imiglucerase for injection) revenue was $296.0 million, compared with $304.3 million in the same period a year ago, reflecting the impact of foreign exchange.  Genzyme continues to see growth in the number of patients initiating therapy.  Sales of Aldurazyme were $36.8 million, compared with $37.0 million in the first quarter of 2008.

Within the Cardiometabolic and Renal segment, sales of Genzyme’s sevelamer therapies, Renvela and Renagel® (sevelamer hydrochloride), were $170.6 million in the first quarter, compared with $168.7 million in the same period last year.

This month the European Medicines Agency’s Committee for Human Medicinal Products adopted a positive opinion for the marketing authorization of Renvela for use in patients with chronic kidney disease, including patients not on dialysis with serum phosphorus levels > 1.78 mmol/L (5.5 mg/dL).  A final decision by the European Commission is expected at the end of next month.

Genzyme continues to work with the FDA regarding the potential expansion of Renvela’s U.S. indication to include the treatment of hyperphosphatemic patients with chronic kidney disease who are not on dialysis, and anticipates that a label expansion could occur by mid-2009.

Sales of Thyrogen® (thyrotropin alfa for injection) grew 15 percent to $38.8 million, compared with $33.8 million in the first quarter of 2008, driven by increased utilization of the treatment in thyroid remnant ablation procedures.

Revenue from the company’s Hematologic Oncology segment increased 50 percent in the first quarter to $35.9 million, from $23.9 million in the same period last year.  This was driven by the launch of Mozobil, which is being broadly adopted by transplant centers, and by a significant increase in U.S. sales of Clolar® (clofarabine).  Mozobil sales in the first quarter are tracking to the company’s guidance of $40 — $50 million for the year.  European approval of Mozobil is anticipated in the second half of this year.

Genzyme expects to close the transaction with Bayer this quarter, which will further expand the company’s commercial presence in the oncology field and leverage its existing infrastructure.  The transaction will add additional revenue from Campath, and new revenue from Fludara® (fludarabine) and Leukine® (sargramostim), treatments that complement Clolar and Mozobil.

Within the Biosurgery segment, sales of Synvisc® (hylan G-F 20) increased 13 percent to $63.2 million, from $56.1 million in last year’s first quarter.  Future growth will be driven by the U.S. launch of Synvisc-One, which is expanding the benefits of this therapeutic approach to a broader set of patients by reducing the burden and cost of multiple injections.

Sales of Sepra® products grew 12 percent to $34.4 million compared with $30.6 million in the same period last year, driven by increasing use of Seprafilm® adhesion barrier in larger markets such as C-section and other gynecologic procedures.

Other segment revenue grew 8 percent to $213.4 million from $197.8 million.  This segment includes the company’s Transplant, Genetics and Diagnostics businesses.  Genetics revenue increased 23 percent to $91.1 million from $74.3 million, driven by solid growth in reproductive and oncology testing services.  Within the Transplant business, sales of Thymoglobulin® (anti-thymocyte globulin, rabbit) were $49.6 million, a 17 percent increase over $42.3 million in the same period last year.

Operating Expenses

Genzyme’s non-GAAP operating expenses (which include non-GAAP SG&A and R&D) in the first quarter were $469.3 million, a 1 percent decrease from $475.8 million in the same period last year.  This quarter’s expenses represent the company’s strong financial discipline during the challenging economic environment and its ability to prioritize expenditures in areas that will drive sustainable long-term growth.

Development Programs

Genzyme continues to make a significant investment in research and development, and is currently conducting approximately 100 clinical trials. Genzyme’s pipeline includes a group of major late-stage programs with the potential to sustain the company’s future growth, and a number of mid- and early stage programs that may provide new treatment options for a wide range of unmet medical needs.

•                  Genzyme anticipates FDA action on Clolar as a first-line therapy for adult acute myeloid leukemia during the second half of this year.  Clolar is currently approved in the United States and Europe for the treatment of acute lymphoblastic leukemia in relapsed or refractory pediatric patients.

•                  Genzyme has completed enrollment in the first of two phase 3 trials of alemtuzumab, which has the potential to set a new standard of care in the treatment of multiple sclerosis.  Enrollment in both studies accelerated following the October 2008 publication of positive phase 2 results in the New England Journal of Medicine, and enrollment in the second study is expected to be completed by the end of this year.  Genzyme anticipates approval of alemtuzumab in 2012.

•                  Genzyme and Isis Pharmaceuticals Inc. are collaborating on mipomersen, and expect top-line data from the first phase 3 study of the treatment in patients with homozygous familial hypercholesterolemia this quarter.  The companies have made significant progress on their development plan and have begun four studies of the product during the past year.

•                  In mid-2009, Genzyme plans to initiate two phase 3 studies of Genz-112638, a potential oral therapy for Gaucher disease.  One trial will include untreated patients, and the other will be a switch trial in which patients who have achieved their therapeutic goals with Cerezyme will be transitioned to the new therapy.  Positive phase 2 results were presented in February at the Lysosomal Disease Network WORLD meeting.

•                  Genzyme and Osiris Therapeutics Inc. are in a collaboration to commercialize the adult stem cell treatment Prochymal™.  Enrollment has been completed in the two phase 3 studies of Prochymal in graft vs. host disease and data are expected in the second half of 2009.

•                  Genzyme and PTC Therapeutics Inc. are collaborating on ataluren, a novel oral therapy for the treatment of genetic disorders due to nonsense mutations.  A pivotal phase 2b trial of ataluren in Duchenne muscular dystrophy is fully enrolled and results are expected in the first half of next year.  A phase 3 trial in cystic fibrosis is expected to begin this quarter.

•                  Genzyme has begun a pivotal trial of an advanced phosphate binder (APB) for patients with renal disease.  The APB is designed to more effectively bind phosphate for a substantial improvement in potency over existing therapies while maintaining all the benefits of sevelamer.  The company anticipates that the APB would be approved by the time the core patent estate for sevelamer expires in 2014.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases.  Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 11,000 employees in locations spanning the globe and 2008 revenues of $4.6 billion.  In 2007, Genzyme was chosen to receive the National Medal of Technology, the highest honor awarded by the President of the United States for technological innovation.

With many established products and services helping patients in approximately 100 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences.  The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant and immune disease, and diagnostic testing.

Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as cardiovascular disease, neurodegenerative diseases, and other areas of unmet medical need.

This press release contains forward-looking statements regarding Genzyme’s financial outlook and business plans and strategies, including without limitation: its projected 2009 revenues for the company, as well as the anticipated drivers of 2009 revenue growth; its YE 2009 EPS guidance; the expected timing of receipt of FDA approval for alglucosidase alfa produced at the 2000L scale; its plans to seek US approval of the product produced using the 4000L scale process; its plans to expand Myozyme manufacturing capacity at its Belgium facility and the timing thereof; its expectations regarding regulatory action on its marketing applications for other existing products, including Renvela in Europe, Renvela in the US for use in CKD patients not on dialysis, Mozobil in Europe, Clolar in the US for use in adult patients with AML, and alemtuzumab for MS; its plans and estimated timetables for new and next-generation product clinical trials, filings or approvals, including for mipomersen, Genz-112638, Prochymal, ataluren, and APB; and the expected timing to close the transaction with Bayer. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those forecasted. These risks and uncertainties include, among others: the ability of Genzyme and its collaboration partners to successfully complete preclinical and clinical development of new products, including mipomersen, Prochymal, Genz-112638, and ataluren; Genzyme’s ability to expand the use of current and next-generation products in existing and new indications, including Renvela, Synvisc-ONE, Mozobil, Clolar, alemtuzumab-MS and the APB; Genzyme’s ability to obtain and maintain regulatory approvals for products and manufacturing facilities, including alglucosidase alfa produced at the 2000L and 4000L scales, and the timing of receipt of such approvals; Genzyme’s ability to manufacture products and product candidates in a timely and cost effective manner and in sufficient quantities to meet demand; the outcome of the FDA’s re-inspection of Genzyme’s Allston facility; that the transaction with Bayer does not close within the timeframe expected by the company; Genzyme’s ability to successfully integrate the products and development program acquired from Bayer; Genzyme’s ability to maintain and enforce intellectual property rights; Genzyme’s ability to successfully identify and market to new patients; the availability and extent of reimbursement from third party payers; and the risks and uncertainties described in Genzyme’s SEC reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption “Risk Factors” in Genzyme’s Annual Report on Form 10-K for the period ended December 31, 2008. Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of today’s date and Genzyme undertakes no obligation to update or revise the statements.

Genzyme®, Myozyme®, Fabrazyme®, Cerezyme®, Renagel®, Renvela®, Thyrogen®, Mozobil®, Campath®, Synvisc®, Sepra®, Seprafilm®, Thymoglobulin®, and Clolar® are registered trademarks and Synvisc-One™ and Lumizyme™ are trademarks of Genzyme Corporation or its subsidiaries.  Fludara® and Leukine® are registered trademarks of Bayer Schering Pharma AG.  Prochymal™ is a trademark of Osiris Therapeutics Inc.  All rights reserved.

Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-678-999-4572 outside the United States.

Conference Call Information

Genzyme will host a conference call today at 11:00 a.m. Eastern.   To participate in the call, please dial 773-799-3828 and refer to pass code “Genzyme.”  A replay of this call will be available by dialing 402-998-1342.  This call will also be Webcast live on the investor events section of www.genzyme.com.  Replays of the call and the Webcast will be available until midnight on April 29, 2009.

Upcoming Events

Genzyme will host a conference call on July 22 at 11:00 a.m. Eastern to discuss financial results for the second quarter of 2009.  To participate in the call, please dial 773-799-3828 and refer to pass code “Genzyme.”  A replay of this call will be available by dialing 203-369-1321.  This call will also be Webcast live on the investor events section of www.genzyme.com.  Replays of the call and the Webcast will be available until midnight on July 29, 2009.

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GENZYME CORPORATION (GENZ)

Consolidated Statements of Operations

(Unaudited, amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2009	2008

Total revenues	$1,148,871	$1,100,061

Operating costs and expenses:
Cost of products and services sold	295,812	272,313
Selling, general and administrative	317,961	318,386
Research and development	206,925	262,797
Amortization of intangibles	57,598	55,658
Total operating costs and expenses	878,296	909,154
Operating income	270,575	190,907

Other income (expenses):
Equity in income of equity method investments	—	188
Gain (loss) on investments in equity securities, net	(576)	775
Other	(979)	303
Investment income	5,350	14,870
Interest expense	—	(1,655)
Total other income (expenses)	3,795	14,481
Income before income taxes	274,370	205,388
Provision for income taxes	(78,884)	(60,117)
Net income	$195,486	$145,271

Net income per share:
Basic	$0.72	$0.54

Diluted (1)	$0.70	$0.52

Weighted average shares outstanding:
Basic	270,854	267,276

Diluted (1)	277,628	285,208

All amounts herein are presented in accordance with GAAP and are provided for quantitative analysis only and should be read in conjunction with the text of the Earnings Release.  In addition, we believe that certain Non-GAAP financial measures, when considered together with the GAAP figures, can enhance the overall understanding of the company’s past financial performance and its prospects for the future.  Please refer to our GAAP to Non-GAAP Reconciliations attached to the Earnings Releases for the above respective periods, which are filed as 8-K’s with the Securities and Exchange Commission at www.sec.gov.  The Non-GAAP financial measures are provided with the intent of providing investors with a more complete understanding of the trends underlying our operating results and financial position and are among the primary indicators management uses for planning and forecasting purposes and measuring the company’s performance.

Please refer to our Form 10-Q’s and Form 10-K’s for an in-depth discussion and analysis of our results of operations and financial position and for detailed information regarding specific material transactions in a particular period.

(1)          Prior to January 1, 2009, in accordance with EITF 04-8, the shares issuable upon conversion of our $690.0 million in principal of 1.25% convertible senior notes were included in diluted weighted average shares outstanding for purposes of computing diluted earnings per share, unless the effect was anti-dilutive.  Accordingly, for the three months ended March 31, 2008, interest and debt fees related to these notes of $1.9 million, net of tax, have been added back to net income and approximately 9.7 million shares issuable upon conversion of these notes, prior to redemption, have been included in diluted weighted average shares outstanding.  There are no similar adjustments to the computation of diluted earnings per share for the three months ended March 31, 2009 because the notes were redeemed, primarily for cash, on December 1, 2008.

GENZYME CORPORATION (GENZ)

Condensed Consolidated Balance Sheets

(Unaudited, amounts in thousands)

	March 31,	December 31,
	2009	2008

Cash and all marketable securities	$981,770	$973,691
Other current assets	1,832,611	1,886,522
Property, plant and equipment, net	2,354,299	2,306,567
Intangibles, net	2,998,550	3,055,772
Other noncurrent assets	452,676	448,724
Total assets	$8,619,906	$8,671,276

Current liabilities	$835,322	$914,283
Noncurrent liabilities	444,343	451,000
Stockholders’ equity	7,340,241	7,305,993
Total liabilities and stockholders’ equity	$8,619,906	$8,671,276

Genzyme Corporation (GENZ)

Analyst Schedule

(Unaudited, amounts in thousands, except percentage amounts)

						Q1-09 vs. Q1-08
	Q1-08	Q2-08	Q3-08	Q4-08	Q1-09	% B/(W)	FY 2007	FY 2008	YTD 03/31/09

Total revenues:
Genetic Diseases
Cerezyme	$304,303	$319,360	$309,280	$306,034	$295,970	(3)%	$1,133,153	$1,238,977	$295,970
Fabrazyme	116,475	126,608	125,619	125,558	122,201	5%	424,284	494,260	122,201
Myozyme	67,324	77,222	76,663	74,967	67,392	0%	200,728	296,176	67,392
Aldurazyme	37,015	38,834	38,236	37,579	36,837		—	151,664	36,837
Other Genetic Diseases	9,772	10,437	11,367	14,039	14,650	50%	8,314	45,615	14,650
Total Genetic Diseases product and service revenue	534,889	572,461	561,165	558,177	537,050	0%	1,766,479	2,226,692	537,050
R&D Revenue	—	—	—	—	—		1,059	—	—
Total Genetic Diseases	534,889	572,461	561,165	558,177	537,050	0%	1,767,538	2,226,692	537,050

Cardiometabolic and Renal
Renagel and Renvela (including Sevelamer)	168,694	168,567	170,992	169,476	170,599	1%	602,670	677,729	170,599
Hectorol	29,076	30,852	33,825	34,400	33,030	14%	115,708	128,153	33,030
Subtotal	197,770	199,419	204,817	203,876	203,629	3%	718,378	805,882	203,629
Thyrogen	33,785	39,448	38,153	37,062	38,826	15%	113,587	148,448	38,826
Other Cardiometabolic and Renal	251	333	573	496	494	97%	103	1,653	494
Total Cardiometabolic and Renal product and service revenue	231,806	239,200	243,543	241,434	242,949	5%	832,068	955,983	242,949
R&D revenue	32	85	56	27	13	(59)%	1,200	200	13
Total Cardiometabolic and Renal	231,838	239,285	243,599	241,461	242,962	5%	833,268	956,183	242,962

Biosurgery
Synvisc	56,142	70,927	67,513	68,512	63,171	13%	242,319	263,094	63,171
Sepra products	30,604	34,780	33,001	35,278	34,304	12%	104,318	133,663	34,304
Other Biosurgery	24,313	24,690	21,787	20,908	21,485	(12)%	74,673	91,698	21,485
Total Biosurgery product and service revenue	111,059	130,397	122,301	124,698	118,960	7%	421,310	488,455	118,960
R&D revenue	603	818	661	563	562	(7)%	5,337	2,645	562
Total Biosurgery	111,662	131,215	122,962	125,261	119,522	7%	426,647	491,100	119,522

Hematologic Oncology
Total Hematologic Oncology product and service revenue	22,691	26,443	26,328	27,437	34,423	52%	69,927	102,899	34,423
R&D revenue	1,189	1,903	2,292	9,055	1,484	25%	7,006	14,439	1,484
Total Hematologic Oncology	23,880	28,346	28,620	36,492	35,907	50%	76,933	117,338	35,907

Other
Genetic/Diagnostics product and service revenue	114,748	116,863	121,163	124,840	129,194	13%	410,917	477,614	129,194
Transplant product and service revenue	45,930	47,763	47,784	50,723	52,666	15%	174,826	192,200	52,666
Other product and service revenue	31,009	29,296	28,598	30,252	23,501	(24)%	108,577	119,155	23,501
Total Other product and service revenue	191,687	193,922	197,545	205,815	205,361	7%	694,320	788,969	205,361
R&D revenue	6,105	5,905	6,393	6,354	8,069	32%	14,813	24,757	8,069
Total Other	197,792	199,827	203,938	212,169	213,430	8%	709,133	813,726	213,430

Total revenues	$1,100,061	$1,171,134	$1,160,284	$1,173,560	$1,148,871	4%	$3,813,519	$4,605,039	$1,148,871

All amounts herein are presented in accordance with GAAP and are provided for quantitative analysis only and should be read in conjunction with the text of the Earnings Release and our audited financial statements filed with the Securities and Exchange Commission.  Please refer to our Form 10-Q’s and Form 10-K’s for an in-depth discussion and analysis of our results of operations and financial position and for detailed information regarding specific material transactions in a particular period.

GENZYME CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS AND CASH GENERATED

For the Three Months Ended March 31, 2009

(Amounts in thousands, except percentage and per share data)

			(1)	(2)
			Inventory	Technology		FAS 123R	GAAP
	NON-GAAP		Write-offs	Purchase	Amortization	Expense	As Reported

Income Statement Classification:

Total revenues		$1,148,871						$1,148,871

Cost of products and services sold		$(279,424)	$(9,154)			$(7,234)		$(295,812)
Gross margin	76%	$869,447	$(9,154)			$(7,234)	74%	$853,059

Selling, general and administrative		$(294,125)				$(23,836)		$(317,961)

Research and development		$(175,209)		$(18,180)		$(13,536)		$(206,925)

Amortization of intangibles		$—			$(57,598)			$(57,598)

Gains (losses) on investments in equity securities, net		$(576)						$(576)

Other		$(979)						$(979)

Investment income		$5,350						$5,350

Summary:

Income (loss) before income taxes		$403,908	$(9,154)	$(18,180)	$(57,598)	$(44,606)		$274,370

(Provision for) benefit from income taxes	29%	$(115,831)	$1,923	$6,544	$15,891	$12,589	29%	$(78,884)

Net income (loss)		$288,077	$(7,231)	$(11,636)	$(41,707)	$(32,017)		$195,486

Net income (loss) per share:
Basic		$1.06	$(0.03)	$(0.04)	$(0.15)	$(0.12)		$0.72

Diluted		$1.04	$(0.03)	$(0.04)	$(0.15)	$(0.12)		$0.70

Weighted average shares outstanding:
Basic		270,854						270,854

Diluted		277,628						277,628

Non-GAAP Net Income	$288,077

Depreciation, net of tax	26,304

Proceeds from the issuance of common stock	34,526

Non-GAAP Cash Generated	$348,907

Notes:

The amounts above represent the Non-GAAP operations and financial position of Genzyme Corporation for the three months ended March 31, 2009.  We believe that certain Non-GAAP financial measures, when considered together with the GAAP figures, can enhance the overall understanding of the company’s past financial performance and its prospects for the future.  The Non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of the trends underlying our operating results and financial position and are among the primary indicators management uses for planning and forecasting purposes and measuring the company’s performance.  Such Non-GAAP financial measures should not be considered in isolation or used as a substitute for GAAP.

(1)  Represents the write-off of inventory associated with incomplete production runs at our Belgium facility.

(2)  Represents the expensed purchase price associated with the acquisition of certain incomplete intellectual property and technology from EXACT Sciences Corporation.